UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

AWARE, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than registrant)

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* * * * *

Aware, Inc.

Notice of Special Meeting of Stockholders

to be held on November 1, 2010

Aware, Inc. hereby gives notice that it will hold a special meeting of stockholders at its corporate headquarters, 40 Middlesex Turnpike, Bedford, Massachusetts 01730, on Monday, November 1, 2010, beginning at 10:00 a.m., local time, for the following purposes:

1.	To approve amendments to existing equity plans to provide for an equity exchange program; and

2.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 27, 2010 as the record date for the determination of the stockholders of Aware entitled to receive notice of the special meeting and to vote at the meeting.  Only stockholders of record on that date are entitled to receive notice of the special meeting and to vote at the meeting or any adjournment thereof.

By order of the board of directors,

Edmund C. Reiter
President and Chief Executive Officer

October 4, 2010
Bedford, Massachusetts

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy or vote your proxy over the Internet or by telephone, whether or not you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on November 1, 2010.  The Proxy Statement is available on the following web sites: www.envisionreports.com/AWRE for registered holders and www.edocumentview.com/AWRE for street holders.

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 276-4000

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

to be held on November 1, 2010

This proxy statement relates to a special meeting of stockholders of Aware, Inc. The special meeting will take place as follows:

Date:	November 1, 2010

Time:	10:00 a.m.

Place:	Aware, Inc. Corporate Headquarters
40 Middlesex Turnpike
Bedford, Massachusetts

The board of directors of Aware is soliciting proxies for the special meeting and adjournments of the special meeting.  If a stockholder returns a properly executed proxy or votes his or her proxy over the Internet or by telephone, the shares represented by the proxy will be voted in accordance with the stockholder’s directions.  If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends.  Aware encourages its stockholders to vote on all proposals.  A stockholder may revoke its proxy at any time before it has been exercised.

Aware is mailing this proxy statement and the enclosed form of proxy to stockholders on or about October 4, 2010.

PROXY STATEMENT

TABLE OF CONTENTS

Special Meeting of Stockholders	3

Purpose of the special meeting	3
Record date	3
Methods of voting	3
Quorum	4
Vote required; tabulation of votes	4
Dissenter’s rights of appraisal	4
Revocation of proxies	4
Solicitation of proxies	5
Internet access to proxy materials	5
Directions to special meeting	5

Matter to be Considered at the Special Meeting	6

Proposal – Approval of Plan Amendments to Authorize an Equity Exchange Program	6

Description of equity exchange program	7
Amendments to the plans	9
New plan benefits	10
Interests of officers and directors in the equity exchange program	11
Vote required	11

Compensation of Executive Officers and Directors	11

Compensation Discussion and Analysis	11

Compensation Committee Report	17

Compensation Committee Interlocks and Insider Participation	18

Executive Compensation	18

Director Compensation	21

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	22

Principal stockholders	22
Equity compensation plan information	23

Stockholder Proposals	24

Available Information	24

SPECIAL MEETING OF STOCKHOLDERS

Purpose of the special meeting

At the special meeting, Aware will submit one proposal to the stockholders:

Proposal:	To approve amendments to existing equity plans to allow for an equity exchange program.

Currently, Aware does not intend to submit any other proposals to the stockholders at the special meeting.  The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the special meeting.  If any other business comes before the special meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

The board of directors of Aware has fixed the close of business on September 27, 2010 as the record date for the special meeting.  Only stockholders of record at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting.  At the close of business on the record date, there were issued and outstanding 20,039,145 shares of Aware’s common stock, which are entitled to cast 20,039,145 votes.  A list of stockholders entitled to notice of the special meeting is available for inspection by any stockholder at our corporate headquarters at 40 Middlesex Turnpike, Bedford, MA.

Methods of voting

The shares represented by your properly signed proxy card will be voted in accordance with your directions.  If you do not specify a choice with respect to a proposal for which our board of directors has made a recommendation, the shares covered by your signed proxy card will be voted as recommended in this proxy statement.  We encourage you to vote on all matters to be considered.

Voting by mail:

By signing and returning the proxy card in the enclosed envelope, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate.  We encourage you to sign and return the proxy card even if you plan to attend the meeting.  In this way, your shares will be voted even if you are unable to attend the meeting.  If you received more than one proxy card, it is an indication that your shares are held in multiple accounts.  Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by telephone:

To vote by telephone, please follow the instructions included on your proxy card.  If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet:

To vote on the Internet, please follow the instructions included on your proxy card.  If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in person at the meeting:

If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting.  If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of the shares held in street name.  If you wish to vote shares held in street name at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

Quorum

Aware’s by-laws provide that a quorum at the special meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting.  Aware will treat shares of common stock represented by a properly signed and returned proxy or a proxy properly delivered over the Internet or by telephone as present at the meeting for purposes of determining the existence of a quorum at the meeting.  In general, Aware will count abstentions and broker “non-votes” as present or represented for purposes of determining the existence of a quorum at the meeting.  A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

Vote required; tabulation of votes

The approval of the amendments to certain of our existing equity plans requires the affirmative vote of a majority of the votes properly cast on the proposal.  Abstentions and broker non-votes will not count as votes cast for or against the proposal and accordingly will not affect the outcome of the vote.

Aware’s transfer agent, Computershare Trust Co., Inc., will tabulate the votes at the special meeting.

Dissenter’s rights of appraisal

No action will be taken in connection with the proposal described in this proxy statement for which Massachusetts law, our Articles of Organization or our By-Laws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

Revocation of proxies

A stockholder who has executed a proxy may revoke the proxy at any time before it is exercised at the special meeting in three ways:

●	by giving written notice of revocation to the Secretary of Aware at the following address:

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts  01730
Attention:  Secretary

●	by signing and returning another proxy with a later date; or

●	by attending the special meeting and informing the Secretary of Aware in writing that he or she wishes to vote in person.

Mere attendance at the special meeting will not in and of itself revoke the proxy.  Accordingly, stockholders who have delivered proxies in advance of the special meeting may change their votes at any time before or at the special meeting.

Solicitation of proxies

Aware will bear all costs incurred in connection with the solicitation of proxies for the special meeting.  Aware will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names.  In addition to this solicitation by mail, Aware’s directors, officers and employees may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.  Aware expects that the expenses of any special solicitation will be nominal.  At present, Aware does not expect to pay any compensation to any other person or firm for the solicitation of proxies.

Internet access to proxy materials

The notice of special meeting and this proxy statement are available on the Internet at www.envisionreports.com/AWRE for registered holders and www.edocumentview.com/AWRE for street holders.  These web sites do not use “cookies” to track or identify visitors to the web site.

Directions to special meeting

If you are planning to attend our special meeting of stockholders, below are directions to our corporate headquarters, 40 Middlesex Turnpike, Bedford, Massachusetts:

From Boston

Take I-93 North to Exit 37B (I-95/Route 128 South). Follow I-95/Route 128 South to Exit 32A (Route 3 North). Take Exit 26, Route 62 and turn right at bottom of the ramp onto Route 62. Follow approximately one mile to the third set of traffic lights; turn left on Middlesex Turnpike. Our corporate headquarters are on the left.

From Manchester
New Hampshire Route 3 South to Exit 26 (Route 62/Bedford-Burlington). Turn left at the bottom of the ramp onto Route 62. Follow to third set of traffic lights; turn left on Middlesex Turnpike. Our corporate headquarters are on the left.

From Bedford/ Laurence G Hanscom Field, Massachusetts
Take I-95/Route 128 North to Exit 32A (Route 3 North). Take Exit 26, Route 62 and turn right at the bottom of the ramp onto Route 62. Follow approximately one mile to third set of traffic lights; turn left on Middlesex Turnpike. Our corporate headquarters are on the left.

From Worcester
Take I-290 E toward MARLBORO/I-190. Merge onto I-495 N via EXIT 26B on the LEFT toward LOWELL. Merge onto US-3 S via EXIT 35A toward BURLINGTON. Take the RT-62 exit (EXIT 26) toward BEDFORD/BURLINGTON. Turn left at the bottom of the ramp onto Route 62. Follow to third set of traffic lights; turn left on Middlesex Turnpike. Our corporate headquarters are on the left.

From Boston/Cambridge
Take Route 2 West to I-95/Route 128 North. Follow I-95/Route 128 North to Exit 32B (Burlington/Middlesex Turnpike). Turn right onto Middlesex Turnpike and follow approximately 2 1/2 miles to set of lights at the Lemon Tree restaurant. Bear right at lights to stay on Middlesex Turnpike. Our corporate headquarters are on the left.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL – APPROVAL OF PLAN AMENDMENTS
TO AUTHORIZE AN EQUITY EXCHANGE PROGRAM

The board of directors has determined that it would be in the best interest of Aware to implement an equity exchange program for all of Aware’s outstanding stock options and stock appreciation rights (the “Equity Exchange Program”). The board of directors has approved amendments, subject to stockholder approval, to the Aware, Inc. 1996 Stock Option Plan and the Aware, Inc. 2001 Nonqualified Stock Plan (together, the “Plans”) to expressly permit Aware to offer its employees, executive officers, directors and consultants who are employed by, or providing services to, Aware throughout the duration of the exchange program (employees, executive officers, directors and consultants are referred to herein as “service providers”) the opportunity to exchange all of their outstanding stock options and stock appreciation rights under the Plans (“Stock Awards”) for a grant of new shares of unrestricted common stock of Aware, which shares will be issued to eligible service providers on the date of grant (“New Shares”).

 Aware’s compensation philosophy is intended to attract, retain and motivate its service providers using an appropriate mix and various levels of cash and equity compensation. Equity compensation for Aware’s service providers is very important in the implementation of this philosophy. The decline in Aware’s stock price has posed a challenge to the overall goal of retaining and motivating service providers upon whom Aware and stockholders rely to help move Aware forward in these challenging times. Many of the stock options and stock appreciation rights that were granted in past years now have exercise prices that are higher than the trading price in recent months of Aware’s common stock and, as such, are ineffective as retention or incentive tools for future performance. As of September 15, 2010, service providers held stock options and stock appreciation rights to purchase over five million shares of Aware’s common stock with exercise prices above the fair market value of Aware’s common stock on that date ($2.33 per share). The board of directors has determined that the magnitude of this problem weakens the effectiveness of Aware’s long-term incentive program and detracts from the effectiveness of overall compensation.  Furthermore, as a result of the number of options and stock appreciation rights outstanding, Aware has a significant equity award “overhang” —the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options and other stock-based awards and it expects the Equity Exchange Program to reduce a portion of that overhang.

The Equity Exchange Program has been designed to reinstate, as of a current date, the retention and motivational value of Aware’s equity compensation program and to balance the interests of service providers and stockholders, by offering service providers an opportunity to exchange Stock Awards for New Shares.

In addition, Aware is considering a spin-off of its patent licensing operations (the “Patent Licensing Operations”).  To accomplish the spin-off, Aware would form a wholly-owned subsidiary (“Spinco”) and contribute the Patent Licensing Operations to Spinco.  Aware would then distribute to its stockholders all of the Spinco stock, with the result that Aware’s stockholders also would be the stockholders of Spinco.  If Aware were to proceed with the spin-off, each Aware stockholder would receive stock in Spinco based on the number of shares of Aware stock held by such stockholder at the time of the spin-off.  In the event that Aware implements the Equity Exchange Program prior to the contemplated spin-off, service providers who elect to exchange their Stock Awards for New Shares pursuant to this program would, if the spin-off were completed, receive stock in Spinco based on the number of New Shares received in the exchange offer and any other shares of Aware stock held by such service provider.  Completion of the spin-off is contingent upon a number of items including, but not limited to, receipt of a favorable ruling from the Internal Revenue Service as to the United States federal income tax consequences of the spin-off and a determination by Aware’s board of directors that the spin-off is in the best interest of Aware.  Stockholders will receive additional information if Aware decides to move forward with the spin-off.  If Aware’s stockholders approve the amendments to the Plans to permit the Equity Exchange Program, Aware intends to proceed with the Equity Exchange Program whether or not it completes the spin-off.

            Set forth below are summaries of the Equity Exchange Program and the amendments to the Plans.

Description of equity exchange program

    1.      Offer to Exchange Stock Awards.   Under the proposed Equity Exchange Program, service providers will be given the opportunity to exchange their Stock Awards for new, fewer shares of unrestricted stock.   The New Shares will be issued to eligible service providers on the date of grant.

             If the amendments permitting the Equity Exchange Program are approved by stockholders, the Compensation Committee will determine whether and when to initiate or terminate the Equity Exchange Program or any exchange offer made to implement the Equity Exchange Program. The Equity Exchange Program may be implemented by one or more separate exchange offers prior to November 1, 2011, at the discretion of the Compensation Committee; however, in no event may more than one offer to exchange under the Equity Exchange Program be made for any outstanding Stock Award. Under any exchange offer, any New Shares will be granted pursuant to the Aware, Inc. 2001 Nonqualified Stock Plan.

             Participation in the Equity Exchange Program will be voluntary. There is no way for Aware to predict how many service providers will participate or how many Stock Awards will be tendered.

    2.      Eligible Service Providers.   The Equity Exchange Program will be open to all service providers who are employed by, or providing services to, Aware throughout the duration of the exchange program and who hold Eligible Stock Awards (as described in the next paragraph).

    3.      Eligible Stock Awards.   The Stock Awards eligible for exchange under any exchange offer made pursuant to the Equity Exchange Program will be all options and stock appreciation rights outstanding and unexercised as of the expiration date of the exchange offer.

    4.      Exchange Ratio.   Each Stock Award tendered for exchange will be exchanged for new unrestricted shares of Aware’s common stock such that the new grant will have a value less than or equal to the value of the tendered Stock Award (in accordance with a generally accepted option valuation method), based on the fair market value of Aware’s common stock as of a date within five business days prior to commencement of the exchange offer. The new unrestricted shares will be valued based upon the trading price of Aware’s common stock within five business days prior to the commencement of the exchange offer.  Exchange ratios will vary based on the exercise price and remaining term of the tendered Stock Award, as well as the fair market value of Aware’s common stock used for purposes of the valuation. The Compensation Committee will determine the appropriate exchange ratio for any exchange offer under the Equity Exchange Program.

    5.      Issuance of New Shares.   The new unrestricted shares will be issued on the date of grant.

    6.      Terms and Conditions of New Shares.   The terms and conditions of the new unrestricted shares will be governed by an Unrestricted Stock Award Agreement.  Each new unrestricted share will be granted pursuant to the Aware, Inc. 2001 Nonqualified Stock Plan and will be governed by the terms of the Aware, Inc. 2001 Nonqualified Stock Plan.

    7.      Reduction of Overhang.   The proposed Equity Exchange Program is designed to help reduce Aware’s existing overhang and the potential dilutive effect on stockholders.  In addition, shares underlying options tendered for exchange under the Aware, Inc. 1996 Stock Option Plan shall not be available for future issuance under such plan.

    8.      Implementation of the Equity Exchange Program.   Aware has not commenced the Equity Exchange Program and will not do so unless stockholders approve this proposal.  If stockholders approve the amendments to the Plans set forth below to allow the Equity Exchange Program, the Equity Exchange Program may commence on or before November 1, 2011, at the discretion of the Compensation Committee.  Upon commencement of the Equity Exchange Program, service providers would be offered the opportunity to participate in the Equity Exchange Program under one or more offers to exchange filed with the Securities and Exchange Commission (“SEC”) and distributed to all service providers holding Stock Awards.  Service providers would be given a period of at least 20 business days in which to accept an offer.  For those service providers who accept the offer, their Stock Awards will be cancelled immediately upon expiration of the offer period and the new unrestricted shares will be granted and stock grant documents distributed promptly thereafter.

 At or before commencement of an offer to exchange, Aware will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO.  Service providers should read the tender offer statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the exchange offer.  Service providers, as well as stockholders and members of the public, will be able to obtain these written materials and other documents filed by Aware with the SEC free of charge from the SEC’s website at www.sec.gov.

    9.      U.S. Federal Income Tax Consequences.  Aware expects that U.S. taxpayers generally will recognize ordinary income at the time the new unrestricted shares are issued to the service provider, at which time Aware also generally will have a tax withholding obligation.  The amount of ordinary income a service provider recognizes will equal the fair market value of the shares, less the amount, if any, the service provider paid for the shares.  With regard to the unrestricted shares issued pursuant to the Equity Exchange Program, the service provider will not have paid any amount for the shares.  Aware will satisfy all tax withholding obligations in the manner specified in the service provider’s unrestricted stock award agreement.  Any gain or loss a service provider recognizes upon the sale or exchange of shares that he or she acquires through a grant of unrestricted shares generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long the service provider holds the shares.  Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Amendments to the plans

 In order to permit Aware to implement the Equity Exchange Program in compliance with applicable Nasdaq rules, the board of directors authorized Aware management to amend the Plans, subject to approval of the amendments by Aware’s stockholders.  The amendment to the Aware, Inc. 1996 Stock Option Plan is as follows:

 “SECTION 16.  Equity Exchange Program.   Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee of the Board, may effect an Equity Exchange program (the “Equity Exchange Program”), to be commenced through one or more exchange offers prior to November 1, 2011, provided that in no event may more than one offer to exchange under the Equity Exchange Program be made for any outstanding option. Under any exchange offer, Eligible Service Providers will be offered the opportunity to exchange options (the “Surrendered Options”) for new unrestricted shares of Common Stock (the “New Shares”), as follows: (1) the exchange ratio shall be set so that each New Share shall have a value (determined in accordance with a generally accepted option valuation method as of a date within five business days prior to the commencement of any exchange offer) less than or equal to the value of the Surrendered Option(s) (determined by the trading price of the Company’s Common Stock within five business days prior to the date of the exchange offer) and (2) the Compensation Committee shall determine an exchange ratio for the Equity Exchange Program consistent with the foregoing pursuant to which Surrendered Options shall be exchanged for New Share(s). “Eligible Service Providers” means employees, executive officers, directors and consultants of the Company who are employed by, or providing services to, the Company throughout the duration of the exchange offer.  Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Equity Exchange Program.”

 The amendment to the Aware, Inc. 2001 Nonqualified Stock Plan is as follows:

 “SECTION 19.  Equity Exchange Program.

 Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee of the Board, may effect an Equity Exchange program (the “Equity Exchange Program”), to be commenced through one or more exchange offers prior to November 1, 2011, provided that in no event may more than one offer to exchange under the Equity Exchange Program be made for any outstanding option or stock appreciation right. Under any exchange offer, Eligible Service Providers will be offered the opportunity to exchange options or stock appreciation rights (the “Surrendered Stock Awards”) for new unrestricted shares of Stock (the “New Shares”), as follows: (1) the exchange ratio shall be set so that each New Share shall have a value (determined in accordance with a generally accepted option valuation method as of a date within five business days prior to the commencement of any exchange offer) less than or equal to the value of the Surrendered Stock Award(s) (determined by the trading price of the Company’s Common Stock within five business days prior to the date of the exchange offer) and (2) the Compensation Committee shall determine an exchange ratio for the Equity Exchange Program consistent with the foregoing pursuant to which Surrendered Stock Awards shall be exchanged for New Share(s). “Eligible Service Providers” means employees, executive officers, directors and consultants of the Company who are employed by, or providing services to, the Company throughout the duration of the exchange offer.  Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Equity Exchange Program.”

New plan benefits

 The benefits that will be received by or allocated to service providers under the Equity Exchange Program are not currently determinable because the exchange ratio has not been established.

Interests of officers and directors in the equity exchange program

 Aware’s executive officers and directors, to the extent they elect to participate in the Equity Exchange Program, will exchange their Stock Awards for New Shares.  As of September 15, 2010, each such executive officer and director was entitled to exchange Stock Awards for the following number of shares of common stock:

Name	Shares Subject to Stock Awards
Michael A. Tzannes (Executive Chairman and Director)	1,583,552
Edmund C. Reiter (President, Chief Executive Officer and Director)	1,201,835
Richard P. Moberg (Chief Financial Officer)	212,000
Adrian F. Kruse (Lead Director)	119,700
G. David Forney, Jr. (Director)	123,599
John K. Kerr (Director)	218,250
Mark G. McGrath (Director)	87,700
Charles K. Stewart (Director)	31,000

Vote required

To be approved, this proposal must receive an affirmative majority of the votes cast at the special meeting.

The board of directors recommends that you vote FOR the Proposal.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Overview.  The Compensation Committee has the responsibility to review the performance and development of Company management in achieving corporate goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies.  Toward that end, the Compensation Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs.  The Compensation Committee is responsible for reviewing annually and determining the individual elements of total compensation for the Company’s executive chairman and president and chief executive officer and all other corporate officers. The Compensation Committee may delegate any of its responsibilities to a subcommittee of one or more members of the Committee, the executive chairman and president and chief executive officer or to a committee of senior executive officers when appropriate and consistent with applicable law.  The Compensation Committee acts pursuant to a charter that has been approved by the board of directors.

In 2009, the following persons served as our executive officers:  Michael A. Tzannes, chief executive officer; Edmund C. Reiter, president; Richard W. Gross, senior vice president of engineering; and Richard P. Moberg, chief financial officer.  On November 13, 2009, Mr. Gross terminated his employment with the Company in connection with the Company’s sale of substantially all of the assets related to its home networking and digital subscriber line business to Lantiq Deutschland GmbH.  On December 4, 2009, the board of directors decided that, effective January 1, 2010, Mr. Reiter would become chief executive officer (also retaining the title of president) and Mr. Tzannes would become executive chairman.

Compensation program objectives.  The objectives of the Company’s executive compensation programs are to attract, motivate and retain executives who drive the Company’s success and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of appropriate regulatory bodies.  The executive compensation programs are designed to reward individuals for advancing business strategies, further developing the Company and its people, and the achievement of individual and Company performance goals. In 2009, the Compensation Committee took into consideration the Company’s achievement of certain financial and operational goals in determining the potential bonus for Messrs. Tzannes, Reiter, Gross and Moberg.  The Compensation Committee also takes into consideration the individual’s performance in determining the compensation elements for each of the Company’s Named Executive Officers.

Role of executive officers in determining executive compensation.  The Company’s executive chairman assists the Compensation Committee in determining executive compensation including recommendations for executive officer compensation.  The Compensation Committee makes the final determination on executive compensation for all the Company’s executives, including the Named Executive Officers shown in the tables under Executive Compensation.

Corporate performance goals.  The Company utilizes corporate performance goals in reviewing the overall compensation for executives.  More specifically, the Company utilizes corporate performance goals primarily in determining the amount of the cash incentive award to give to executives.  The Company structures the cash incentive award program to executives based upon a percentage attainment of certain corporate performance goals.  During 2009, the Company’s achievement of certain revenue and earnings targets were deemed key corporate performance goals and represented fifty percent (50%) of the potential cash incentive compensation for the eligible executives. The remaining fifty percent (50%) of the potential cash incentive compensation for the eligible executives was based upon the attainment of certain operational goals specific to each executive.  The Compensation Committee may in its discretion increase or reduce awards or payments based upon executive performance.  For 2010, the Compensation Committee has determined that reaching certain operational targets and/or certain financial targets such as revenue, operating income and/or earnings per share are key corporate performance goals.

Option grant timing/pricing.  The Company’s practice with regard to the granting of equity awards is to typically grant stock equity awards in the following circumstances: 1) at regularly scheduled board meetings; 2) upon the new hire of certain employees or directors; 3) subsequent to the annual performance or compensation review of employees, soon after one of the Company’s quiet period ends; 4) subsequent to the annual performance reviews for executives and officers; and 5) at the annual meeting of stockholders for directors.   The Company’s quiet period begins two weeks prior to the end of a fiscal quarter and ends two days after the Company announces financial results for said fiscal quarter.  Historically, it has been the Company’s practice to price equity awards based on the closing price of the Aware common stock on the date that the Compensation Committee executes a Compensation Committee consent granting the equity awards.

Compensation benchmarking. In 2009, the Compensation Committee contracted with DolmatConnell & Partners (“DolmatConnell”), a third party compensation consultant to compile compensation benchmark data.  DolmatConnell gathered benchmark information with respect to cash and equity-based compensation from a list of comparable companies (the “Compensation Peer Group”).  The Compensation Peer Group is comprised of companies with similar products or business models and comparable revenue and market capitalization ranges to the Company.  The Compensation Peer Group was selected by the Company, reviewed by DolmatConnell and was approved by the Compensation Committee.  The companies comprising the Compensation Peer Group for 2009 were:

Bitstream, Inc.	MoSys, Inc.

Cadapult Communications Corp.	NVE Corp.

Ceva, Inc.	PCTEL, Inc.

Digimarc Corporation	Peerless Systems Corp.

Endwave Corporation	Ramtron International Corp.

Entrust, Inc.	TigerLogic Corp.

Ikanos Communications, Inc.	Tollgrade Communications, Inc.

MEMSIC, Inc.	TranSwitch Corp.

MIPS Technologies, Inc.	Virage Logic Corp.

The 2009 Compensation Peer Group differed from the 2008 Compensation Peer Group as follows:  ActivIdentity Corporation, Captaris, Inc., Centillium Communications, Inc., Numerex Corporation, SupportSoft, Inc. and Vital Images, Inc. were removed while Bitstream, Inc., MEMSIC, Inc., NVE Corporation, Peerless Systems Corporation, Ramtron International Corporation, and TigerLogic Corporation were added to the Compensation Peer Group.   ActivIdentity Corporation, Numerex Corporation and SupportSoft, Inc. were removed as each company had negative net income.   Captaris, Inc. and Centillium Communications, Inc. were removed because they were acquired.  Vital Images, Inc. was removed because it did not meet the market capitalization targets.  The other companies were added in order to provide a Compensation Peer Group that represented a better mix of companies representing the Company’s business in digital subscriber line (“DSL”) technology licensing, DSL test & diagnostic products and biometric and medical imaging software products.

The following compensation elements were benchmarked: (i) base salary; (ii) actual total cash compensation (base salary plus most recent annual bonus paid); (iii) target total cash compensation (base salary plus target bonus award); and (iv) long-term incentive compensation (stock options, restricted shares, stock appreciation rights and performance-based shares).  These long-term incentives were valued using Black-Scholes for options and stock appreciation rights; grant date value for restricted shares and target award and fiscal year-end stock price for performance shares.  The Compensation Committee utilizes this information in determining the cash compensation and long-term incentive compensation to its executive officers.

Compensation program elements.  The Company’s executive compensation package for 2009 consisted of two principal elements: cash and a stock-based equity incentive in the form of participation in the Company’s stock option plans.  The cash element includes base salary and any cash incentive or bonus award earned for performance goals achieved during the year.

Salary

The salary element of the Company’s executive compensation policy is designed to give executives assurance of a base level of compensation commensurate with the executive’s position and duration of employment with the Company and competitive with salaries for officers holding comparable positions in the industry.  In 2009, Mr. Tzannes was awarded a base salary of $416,000 which was the same base salary as in 2008; Mr. Reiter, was awarded a base salary of $348,400 which was the same base salary as in 2008; Mr. Gross was awarded a base salary of $286,000 which was the same base salary as in 2008; and Mr. Moberg was a awarded a base salary of $250,000 which was the same base salary as in 2008.   The Compensation Committee elected to keep base salaries frozen for 2009 in order to control expenses in the midst of a global economic crisis.

Mr. Tzannes’ salary was above the 75th percentile of other chief executive officers in the Compensation Peer Group.  Mr. Reiter’s salary was above the 75th percentile of other presidents (or comparable executives) in the Compensation Peer Group.  Mr. Gross’ salary was above the 75th percentile of comparable executives.  Mr. Moberg’s salary was at the 75th percentile of other chief financial officers in the Compensation Peer Group.

Cash Incentive Compensation

The annual cash incentive program is designed to provide executives with competitive compensation linked to Company performance goals.  On May 19, 2009, the Compensation Committee approved a potential bonus for 2009 of up to $230,000, $275,000, $75,000 and $30,000 to Mr. Tzannes, Mr. Reiter, Mr. Moberg and Mr. Gross, respectively, subject to the Compensation Committee’s discretion, based upon the Company reaching certain revenue and/or earnings targets as well as each executive achieving certain operational goals.  For each executive, up to 50% of the eligible bonus is earned by achieving certain revenue and/or earnings targets and up to 50% for achieving certain operational goals.

The award granted to Mr. Tzannes based upon the Compensation Committee’s discretion totaled $138,000, which consisted of $57,500 for achieving certain earnings targets for the Company’s business and $80,500 for achieving certain operational goals.  The award granted to Mr. Tzannes was at 60% of the target bonus of $230,000.  The compensation was earned in 2009 and approved and paid in January 2010. Mr. Tzannes’ target cash incentive was between the 50th and the 75th percentile of other chief executives in the Compensation Peer Group.  The award granted to Mr. Reiter based upon the Compensation Committee’s discretion totaled $165,000, which consisted of an award of $68,750 for achieving certain earnings targets for the Company’s business and $96,250 for achieving certain operational goals.  The award granted to Mr. Reiter was at 60% of the target bonus of $275,000.  The compensation was earned in 2009 and approved and paid in January 2010.  Mr. Reiter’s target cash incentive was above the 75th percentile of other presidents (or comparable executives) in the Compensation Peer Group.  The award granted to Mr. Moberg based upon the Compensation Committee’s discretion totaled $51,562, which consisted of an award of $18,750 for achieving certain earnings targets for the Company’s business and an additional $32,812 for achieving certain operational goals.  The award granted to Mr. Moberg was at 50% of the target bonus of $75,000.  The compensation was earned in 2009 and approved and paid in January 2010.  Mr. Moberg’s target cash incentive was at the 50th percentile of comparable executives in the Compensation Peer Group.  The award granted to Mr. Gross based upon the Compensation Committee’s discretion totaled $15,000, which consisted of an award of $15,000 for achieving certain operational goals.  The award granted to Mr. Gross was at 50% of the target bonus of $30,000.  The compensation was earned in 2009 and approved and paid in November 2009 as Mr. Gross left the company in November 2009 to join Lantiq.  Mr. Gross’ target cash incentive was between the 25th and the 50th percentile of comparable executives in the Compensation Peer Group.

The total cash compensation (salary plus cash incentive compensation) for Mr. Tzannes was above the 75th percentile of other chief executives in the Compensation Peer Group.  The total cash compensation for Mr. Reiter was above the 75th percentile of other presidents (or comparable executives) in the Compensation Peer Group.  The total cash compensation for Mr. Gross was above the 75th percentile of other comparable executives in the Compensation Peer Group.  The total cash compensation for Mr. Moberg was at the 75th percentile of other chief financial officers in the Compensation Peer Group.

Stock-based equity incentive compensation

The Company emphasizes long-term equity incentive compensation in order to align the interests of management with the stockholders’ interests in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term.  In determining long-term equity incentive grants, the Company considers the three-year average value resulting from long-term incentive compensation such as restricted stock grants, performance plans, stock appreciation rights and stock option grants made at companies in the Compensation Peer Group.  The value of stock options is based upon the Black-Scholes formula. The Company also considers in part the value of options held by the executive officers and the extent to which the Company believed those options would provide sufficient motivation to the executive officers to achieve the Company’s goals.  In 2005, the Company granted stock option awards to Mr. Tzannes of 800,000 options and Mr. Reiter of 600,000 options to give these executives a level of stock-based equity incentive compensation commensurate with the executive’s position and competitive with the stock-based equity incentive compensation of comparable executives at comparable companies.  In 2006 and 2007, the Compensation Committee determined that given the 2005 stock option awards and a review of the three year average stock-based equity incentive compensation of comparable executives at Compensation Peer Group companies, that a stock option award in 2006 and 2007 to either Mr. Tzannes or Mr. Reiter was not required.  In May 2008, the Company granted stock options in the amounts of 172,800, 151,200 and 43,200 to Mr. Tzannes, Mr. Reiter and Mr. Gross, respectively, in recognition of their individual contributions to the Company.  Mr. Moberg, who joined the Company as its chief financial officer and treasurer on February 15, 2008, received a stock option award of 200,000 options on February 20, 2008.  In May 2009, the Company granted stock appreciation rights in the amounts of 32,000, 24,000, 12,000 and 12,000 to Mr. Tzannes,  Mr. Reiter,  Mr. Moberg and Mr. Gross, respectively, in recognition of their individual contributions to the Company.  The Compensation Committee elected to grant stock appreciation rights instead of stock options because stock appreciation rights provided the potential for lower dilution.

In determining the fair value of each option and stock appreciation right grant, the Company used the following assumptions:

	Year ended December 31
	2009*	2008	2007	2006
Average risk free interest rate	2.24%	2.17 – 3.16%	3.80 – 4.73%	4.55- 4.99%
Expected life of option grants	6.59 years	6.70 – 7.16 years	6.25 years	3.25 – 6.25 years

Expected volatility of underlying stock	61.66%	51% - 54%	51% - 56%	60% - 67%
Expected dividend yield	-	-	-	-
*2009 grant was for SARs, not stock options

Other Compensation

The Company’s executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that could have been contributed or the benefits that could have been paid under these plans.

Salary & Bonus in Proportion to Total Compensation

In 2009, the salary and cash incentive compensation for Mr. Tzannes represented approximately 91% of his total compensation. In 2009, the salary and cash incentive compensation for Mr. Reiter represented approximately 92% of his total compensation.  In 2009, the salary and cash incentive compensation for Mr. Gross represented approximately 92% of his total compensation. In 2009, the salary and cash incentive compensation for Mr. Moberg represented approximately 92% of his total compensation.

Compensation program elements rationale.  In establishing compensation for executives, the Company’s Compensation Committee monitors salaries, other cash compensation and long-term equity incentive compensation at other companies, particularly companies with similar enterprise value and companies in the same industry.  In addition, for each executive the Compensation Committee considers historic salary levels, work responsibilities and compensation relative to other executives at the Company.  The Compensation Committee also considers general economic conditions, the Company’s performance and each individual’s performance.  Finally, the Compensation Committee utilizes market benchmark information described earlier in recommending the compensation and long-term equity incentive grants to its executive officers so that their overall compensation is competitive with comparable companies.

The Company’s selection of the cash and stock-based equity incentive as the primary elements of executive compensation is in furtherance of the Company’s compensation program objectives.  The cash element, including the base salary and cash incentive program, along with the stock-based equity incentive element help the Company to achieve the objective of attracting, motivating and retaining executives who drive the Company’s success.  The Company has determined that the aforementioned elements help to achieve the Company’s compensation objectives and that additional compensation elements are not required.

Impact of accounting and tax treatments on compensation.  The Company reviews the compensation provided to executive officers in conjunction with the potential tax consequences that may result with respect to certain compensation elements.  For example, Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers of the Company (other than the chief executive officer and chief financial officer) in any year, unless the compensation qualifies as “performance-based compensation.”  Equity awards that the Company grants under its 2001 Nonqualified Stock Plan do not qualify as "performance-based compensation" because the Plan has not been approved by the Company's stockholders.  In 2009, the aggregate base salaries, bonuses and other non-equity compensation of the Company’s executive officers did not exceed the $1.0 million limit.  The Compensation Committee does not expect that non-equity compensation will exceed the $1.0 million limit in the foreseeable future.  With respect to equity compensation, the Compensation Committee’s policy with respect to Section 162(m) is that it would prefer to cause compensation to be deductible by the Company; however, the Compensation Committee also weighs the need to provide appropriate incentives to the Company’s executive officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of compensation that does not qualify as performance-based compensation.  The Compensation Committee has authorized and may continue to authorize compensation payments that do not qualify as performance-based compensation and that are in excess of the limits in circumstances when the Compensation Committee believes such payment is appropriate.

COMPENSATION COMMITTEE REPORT

 The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Mark G. McGrath, Chairman
G. David Forney, Jr.
John K. Kerr
Charles K. Stewart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is currently composed of Messrs. McGrath, Forney, Kerr and Stewart.  Mr. Kerr formerly served as Aware’s assistant vice president of marketing from June 1992 to November 1994.  The Company’s executive chairman assists the compensation committee in determining executive compensation including recommendations for executive officer compensation. In 2009, no officer or employee of Aware, including the Company’s executives, participated in the deliberations of the compensation committee concerning the compensation of Aware’s executive officers.  No interlocking relationship existed between Aware’s board of directors or compensation committee and the board of directors or compensation committee of any other company in 2009.

EXECUTIVE COMPENSATION

The following table provides summary information concerning compensation earned for services rendered to Aware in all capacities for the fiscal year ended December 31, 2009 by Aware’s chief executive officer, Aware’s chief financial officer and each other executive officer of Aware:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)(3)	Total ($)

Michael A. Tzannes	2009	416,000	-	-	48,595	138,000	-	7,800	610,395
Chief Executive Officer	2008	412,554	-	-	333,763	119,375	-	7,350	873,042
	2007	397,692	-	-	-	81,342	-	7,200	486,234

Edmund C. Reiter	2009	348,400	-	-	36,446	165,000		7,800	557,646
President	2008	345,514	-	-	292,043	122,500	-	7,350	767,406
	2007	332,692	-	-	-	127,148	-	7,050	466,890

Richard P. Moberg (4)	2009	250,000	-	-	18,223	51,563	-	7,902	327,688
Chief Financial Officer	2008	217,306	-	-	406,620	24,375	-	6,709	655,010
	2007	-	-	-	-	-	-	-	-

Richard W. Gross (5)	2009	279,263	-	-	18,223	15,000	-	7,926	320,412
Senior Vice President, Engineering	2008	283,631	-	-	83,441	11,563	-	7,551	386,186
	2007	272,692	-	-	222,420	16,268	-	7,051	518,431

(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes attributable to stock options and SARs in accordance with ASC 718 but with no discount for estimated forfeitures.  For an explanation regarding the method of valuation of the Company’s option awards, see the heading “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.

(2)	For a discussion of the Non-Equity Incentive Plan Compensation, please see “Cash Incentive Compensation” in our Compensation Discussion and Analysis.
(3)
All other compensation represents group term life insurance premiums paid by Aware on behalf of the executive officers and the following matching contributions by Aware under its 401(k) plan for the benefit of the named executive officers in 2009;  Michael Tzannes-$7,350; Edmund Reiter-$7,350; Richard Gross-$7,374; and Richard Moberg-$7,350.  Perquisites and other benefits were less than $15,000 in the aggregate for each named executive officer.

(4)	Mr. Moberg became our chief financial officer on February 15, 2008.
(5)	Mr. Gross resigned as our senior vice president of engineering on November 13, 2009.

Grants of Plan-Based Awards in 2009
									All Other Option Awards: Number of Securities Underlying Option (#)(2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)

Michael A. Tzannes	05/20/2009
		-	-	230,000	-	-	-	-	32,000	2.52	48,595

Edmund C. Reiter	05/20/2009
		-	-	275,000	-	-	-	-	24,000	2.52	36,446

Richard P. Moberg	05/20/2009
		-	-	75,000	-	-	-	-	12,000	2.52	18,223

Richard W. Gross	05/20/2009
		-	-	30,000	-	-	-	-	12,000	2.52	18,223

(1)	For a discussion of the Non-Equity Incentive Plan Compensation, please see “Cash Incentive Compensation” in our Compensation Discussion and Analysis.
(2)	Each SAR grant to Michael Tzannes, Edmund Reiter, Richard Moberg and Richard Gross vests in eight (8) quarterly installments through March 31, 2011 with an expiration date of May 20, 2019.
(3)	The value of SAR awards is calculated in accordance with ASC 718 and using a Black-Scholes valuation model with the following assumptions: exercise price and fair market value of $2.52, volatility of 62%, expected term of 6.59 years, and risk-free interest rate of 2.24% for the SAR award to Mr. Tzannes, Mr. Reiter, Mr. Moberg and Mr. Gross.

Outstanding Equity Awards At December 31, 2009

The following table summarizes the stock options outstanding as of December 31, 2009 held by our named executive officers.  Our named executive officers did not hold any restricted stock or other equity incentive plan awards as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael A. Tzannes
	453,752	-		-	$3.27	10/14/13	-	-	-	-
	125,000	-		-	$2.95	09/08/14	-	-	-	-
	800,000	-		-	$6.07	02/09/15	-	-	-	-
	75,600	97,200	(2)	-	$3.44	05/23/18	-	-	-	-
	12,000	20,000	(3)	-	$2.52	05/20/19

Edmund C. Reiter
	326,635	-		-	$3.27	10/14/13	-	-	-	-
	100,000	-		-	$2.95	09/08/14	-	-	-	-
	600,000	-		-	$6.07	02/09/15	-	-	-	-
	66,150	85,050	(2)	-	$3.44	05/23/18	-	-	-	-
	9,000	15,000	(3)	-	$2.52	05/20/19

Richard P. Moberg
	100,000	100,000	(1)	-	$3.77	02/20/18	-	-	-	-
	4,500	7,500	(3)	-	$2.52	05/20/19	-	-	-	-

Richard W. Gross (4)
	201,501	-		-	$3.27	10/14/13	-	-	-	-
	50,000	-		-	$2.95	09/08/14	-	-	-	-
	42,500	-		-	$6.07	02/09/15	-	-	-	-
	37,500	-		-	$5.58	02/22/16	-	-	-	-
	51,562	-		-	$5.06	02/12/17	-	-	-	-
	16,200	-		-	$3.44	05/23/18	-	-	-	-
	3,000	-		-	$2.52	05/20/19

(1)	Option vests in 8 quarterly installments on the last day of each quarter from March 31, 2010 through December 31, 2011.
(2)	Option vests in 9 quarterly installments on the last day of each quarter from March 31, 2010 through December 31, 2012.
(3)	SAR vests in 5 quarterly installments on the last day of each quarter from March 31, 2010 through March 31, 2011.
(4)	Mr. Gross resigned as our senior vice president of engineering on November 13, 2009.

Option Exercises and Stock Vested

The following table summarizes the options exercised during the year ended December 31, 2009 and the value realized upon exercise:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael A. Tzannes	-	-	-	-

Edmund C. Reiter	-	-	-	-

Richard W. Gross	-	-	-	-

Richard P. Moberg	-	-	-	-

Post-Employment Compensation

Pension Benefits Table

We do not have any tax-qualified or non-qualified defined benefit plans or supplemental executive retirement plans.

Non-qualified Deferred Compensation Table

We do not have any non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Aware’s executive officers do not have any agreements different from other employees with respect to payments or benefits received as a result of a termination, retirement and change in control, except that executive officers have two (2) years post-termination to exercise vested, unexpired options, while other employees have less than two (2) years post-termination to exercise vested, unexpired options.  The payments and benefits include accrued vacation pay and health plan continuation.  There are no severance payments or acceleration in the vesting of stock options or other equity awards that are required as a result of a termination, retirement or change in control.

DIRECTOR COMPENSATION

Each non-employee director received $40,000 for serving as a director of Aware in 2009.  Aware reimburses each director for expenses incurred in attending meetings of the board of directors.  Members of the board of directors will not receive an annual retainer for 2010.

In May 2009, the Board of Directors of Aware approved a Compensation Committee recommendation to compensate non-employee directors through cash compensation and through grants of stock appreciation rights (“SARs”) under Aware’s 2001 Stock Option Plan.   Each non-employee director received $40,000 for serving as a director of Aware.  Additional cash compensation was provided to the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The SARs entitle each holder to receive a payment on the “Payment Date” equal to the product of (a) the excess (if any) of the fair market value of a share of Aware’s common stock as of the Payment Date, over $2.52, which is the closing trading price of Aware’s common stock on May 20, 2009, the date the SARs were granted, multiplied by (b) the number of SARs granted that have vested as of the Payment Date.  Such benefit is payable in the form of shares of Aware’s common stock.    The SARs vest in eight (8) equal quarterly installments on the last day of each quarter from June 30, 2009 through March 31, 2010.  The following table provides information about these grants.

Non-Employee Director Compensation Table for 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(6)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John K. Kerr(1)	40,000	-	9,112	-	-	-	49,112

G. David Forney, Jr.(2)	45,000	-	9,112	-	-	-	54,112

Adrian F. Kruse(3)	55,500	-	9,112	-	-	-	64,612

Mark McGrath(4)	49,000	-	9,112	-	-	-	58,112

Charles K. Stewart(5)	40,000	-	9,112	-	-	-	49,112

(1)	In 2009, John K. Kerr received 6,000 SARs and $40,000 for serving as a director of Aware. 244,750 options were outstanding as of 12/31/09, of which 225,937 were exercisable as of 12/31/09.
(2)
In 2009, G. David Forney, Jr. received 6,000 SARs and $40,000 for serving as a director of Aware and $5,000 for serving as chairman of the nominating and corporate governance committee.  141,599 options were outstanding as of 12/31/09, of which 127,774 were exercisable as of 12/31/09.

(3)
In 2009, Adrian F. Kruse received 6,000 SARs for serving as a director of Aware and $15,500 for serving as chairman of the audit committee.  138,200 options were outstanding as of 12/31/09, of which 122,925 were exercisable as of 12/31/09.

(4)
In 2009, Mark G. McGrath received 6,000 SARs for serving as a director of Aware and $9,000 for serving as chairman of the compensation committee.  87,700 options were outstanding as of 12/31/09, of which 71,237 were exercisable as of 12/31/09.

(5)	In 2009, Charles K. Stewart received 6,000 SARs for serving as a director of Aware. 31,000 options were outstanding as of 12/31/09, of which 21,000 were exercisable as of 12/31/09.
(6)
Represents the aggregate grant date fair value of SAR awards granted in 2009 computed in accordance with ASC 718 but with no discount for estimated forfeitures.  For an explanation regarding the method of valuation of the Company’s option  and SAR awards, see the heading “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.   SAR awards valued in each case calculated in accordance with ASC 718 and using a Black-Scholes valuation model with the following assumptions: exercise price and fair market value of $2.52, volatility of 62%, expected term of 6.59 years, and risk-free rate of 2.24% for the option awards to Messrs. Kerr, Forney, Kruse, McGrath, and Stewart.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

At the close of business on September 15, 2010, there were issued and outstanding 20,039,145 shares of common stock entitled to cast 20,039,145 votes.  On September 15, 2010, the closing price of Aware’s common stock as reported by the Nasdaq Global Market was $2.33 per share.

Principal stockholders

The following table provides information about the beneficial ownership of Aware’s common stock as of September 15, 2010 by:

●	each person known by Aware to own beneficially more than five percent of Aware’s common stock;
●	each of Aware’s directors;
●	each of Aware’s executive officers; and
●	all of Aware’s current executive officers and directors as a group.

In accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after September 15, 2010 through the exercise of any option or otherwise.  Except as noted below, Aware believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names.  The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.  Percentage of beneficial ownership is based on 20,039,145 shares of common stock outstanding as of September 15, 2010.  In calculating a person’s percentage ownership, Aware has treated as outstanding any shares that the person has the right to acquire within 60 days of September 15, 2010.  All shares included in the “Right to acquire” column represent shares subject to outstanding stock options exercisable within 60 days after September 15, 2010.  The information as to each person has been furnished by such person.

Unless otherwise noted in the following table, the address of each person listed in the table is c/o Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730.

	Number of shares beneficially owned			Percent beneficially owned
Name	Outstanding shares	Right to acquire	Total number

Kimborama, LLC (1) 230 S. LaSalle Street, Suite 400 Chicago, IL 60604	3,395,025	0	3,395,025	16.9%
John S. Stafford, III (2) 230 S. LaSalle Street, Suite 400 Chicago, IL 60604	2,100,598	0	2,100,598	10.5%
Dimensional Fund Advisors LP (3). 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,431,781	0	1,431,781	7.1%
James M. Stafford (4) 230 S. LaSalle Street, Suite 400 Chicago, IL 60604	1,358,251	0	1,358,251	6.8%
John K. Kerr	681,588	209,968	891,556	4.4%
Michael A. Tzannes (5)	111,033	1,486,752	1,597,785	8.0%
Edmund C. Reiter	10,161	1,121,135	1,131,296	5.6%
Richard P. Moberg	0	137,500	137,500	*
Mark G. McGrath	149,613	80,450	230,063	1.1%
G. David Forney, Jr.	30,000	116,161	146,161	*
Adrian F. Kruse	10,000	117,981	127,981	*
Charles K. Stewart	1,086,221	25,000	1,111,221	5.5%

All directors and executive officers as a group (8 persons)	2,078,616	3,294,947	5,373,563	26.8%

*  Less than one percent.
(1)	The number of shares beneficially owned by Kimborama, LLC is based upon information in a Form 3 filed by Kimborama, LLC on September 20 , 2010.
(2)	The number of shares beneficially owned by John S. Stafford, III is based upon information in a Schedule 13G/A filed by John S. Stafford, III on April 28, 2009.
(3)	The number of shares beneficially owned by Dimensional Fund Advisors LP is based upon information in a Schedule 13F filed by Dimensional Fund Advisors Inc. on June 30, 2010.
(4)	The number of shares beneficially owned by James M. Stafford is based upon information in a Schedule 13G filed by James M. Stafford on February 14, 2003.
(5)	Includes 20,000 shares held by a private charitable foundation, of which Mr. Tzannes and his wife are trustees.

Equity compensation plan information

The following table sets forth additional information as of December 31, 2009, regarding securities authorized for issuance under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements that were not required to be and were not submitted to our stockholders for approval.

The equity compensation plans approved by our stockholders are our 1996 Stock Option Plan, as amended in May 2009, and 1996 Employee Stock Purchase Plan.  Our 2001 Nonqualified Stock Plan was not approved by our stockholders.  Our board of directors approved the 2001 Nonqualified Stock Plan in April 2001 and amended it in July 2002 and May 2009.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
1996 Stock Option Plan	2,159,530	$4.38	_

1996 Employee Stock Purchase Plan	__	__	129,484

Equity compensation plans not approved by stockholders:

2001 Nonqualified Stock Plan	3,860,442	$4.45	3,734,871
Total	6,019,972	$4.42	3,864,355

Description of the 2001 Nonqualified Stock Plan

The following summary of some of the provisions of the 2001 Nonqualified Stock Plan, as amended, is qualified in its entirety by reference to the full text of the plan.  The 2001 plan permits the grant of (1) nonqualified stock options, which are options that do not qualify as incentive stock options, (2) restricted stock awards, (3) unrestricted stock awards and (4) performance share awards.  The maximum number of shares of common stock issuable in connection with awards granted under the 2001 plan is 8,000,000 shares.

The 2001 plan is administered by a committee consisting of at least two directors who are both “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act.  Except as specifically reserved to the board under the terms of the 2001 plan, the committee has full and final authority to operate, manage and administer the 2001 plan on behalf of Aware. Aware’s compensation committee, currently consisting of Messrs. McGrath, Forney, Kerr and Stewart, administers the 2001 plan.

The committee fixes the term of each stock option granted under the 2001 plan at the time of grant.  No stock option shall be exercisable more than 10 years after the date of grant. The committee has the authority to determine the time or times at which stock options granted under the plan may be exercised.  With respect to grants of restricted stock, the committee will specify at the time of grant the dates or performance goals on which the non-transferability of the restricted stock and Aware’s right of repurchase shall lapse.  With respect to performance share awards, the committee shall determine the performance goals applicable under each award and the time period over which performance is to be measured.

The committee will determine at the time of grant the exercise price per share of the common stock covered by an option grant, or the purchase price per share of restricted or unrestricted stock.  The exercise price per share of a stock option and the purchase price per share of a restricted stock grant may not be less than fair market value on the date of grant.

Except as otherwise provided, stock options granted under the 2001 plan are not exercisable following termination of the holder’s employment.  Our stock option agreements typically provide for our employees (other than directors and officers) that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for one year following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for one year following the termination of employment if such termination is the result of the holder’s death or (c) for six months after the date of termination of the holder’s employment by the holder, by the Company or by Normal Retirement (as defined in the Plan).  Our stock option agreements typically provide for our directors and officers that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for two years following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for two years following the termination of employment if such termination is the result of the holder’s death or (c) for two years after the date of termination of the holder’s employment by the holder, by the Company or by Normal Retirement (as defined in the Plan).  However, in no event will a new option be exercisable after its expiration date.

In the event that Aware effects a stock dividend, stock split or similar change in capitalization affecting its stock, the committee shall make appropriate adjustments in (a) the number and kind of shares of stock or securities with respect to which awards may thereafter be granted, (b) the number and kind of shares remaining subject to outstanding awards under the plan, and (c) the option or purchase price in respect of such shares.  The 2001 plan provides that if Aware merges, consolidates, dissolves or liquidates, the committee may, in its sole discretion, as to any outstanding award, make such substitution or adjustment in the total number of shares reserved for issuance and in the number and purchase price of shares subject to such awards as it may determine, or accelerate, amend or terminate such awards upon such terms and conditions as it shall provide.

The board of directors of Aware may amend or discontinue the 2001 plan at any time.  The committee may at any time amend or cancel an outstanding award granted under the plan.  In either case, no such action may adversely affect rights under any outstanding award without the holder’s consent.

STOCKHOLDER PROPOSALS

If any stockholder would like to include any proposal in Aware’s proxy materials for its next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  Among other requirements, Aware must receive the proposal at its corporate headquarters no later than December 17, 2010.  If any stockholder would like to submit a proposal for that meeting outside the processes of Rule 14a-8, notice of the proposal will be considered untimely under Rule 14a-4(c)(1) if Aware receives the notice after March 2, 2011.

AVAILABLE INFORMATION

Stockholders of record on September 27, 2010 will receive a copy of this proxy statement.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 1, 2010.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/AWRE

		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada any time on a touch tone telephone. There is NO CHARGE
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		to you for the call.
		•	Follow the instructions provided by the recorded message.

Special Meeting Proxy Card	1234 5678 9012 345

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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A	Proposal — The Board of Directors recommends a vote FOR approving amendments to existing equity plans.

	For	Against	Abstain
1. To approve amendments to existing equity plans to provide for an equity exchange program.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 J N T 0 1 D V 1 0 2 8 5 6 1	+

                               018KPB

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Aware, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 1, 2010

The undersigned stockholder of Aware, Inc. (the “Company”), revoking all prior proxies, hereby appoints Michael A. Tzannes, Edmund C. Reiter and William R. Kolb, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts, on Monday, November 1, 2010, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting of Stockholders dated October 4, 2010 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Special Meeting or any adjournments thereof. Attendance of the undersigned at the Special Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate in writing the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR THE PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly sign and date this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.